Exhibit 99.1

DIMON Incorporated 512 Bridge Street Post Office Box 681 Danville, VA 24543-0681	Tel: 434 792 7511

NEWS RELEASE	Contact: Ritchie L. Bond
(434) 791-6952

October 20, 2004

DIMON Announces Assessment of Fine Relating to DGCOMP Investigation in Spain

Danville, VA – DIMON Incorporated (NYSE: DMN) announced today that, as a result of the previously announced administrative investigation into tobacco buying and selling practices within the leaf tobacco industry in Spain by the Directorate General for Competition (DGCOMP) of the European Commission (EC), it has been notified that it and its Spanish subsidiary, Agroexpansion, have been assessed a fine in the amount of €2.59 million (US$3.3 million). Several tobacco processors, growers, and agricultural associations that were the subject of the investigation in Spain were assessed fines in various amounts totaling €20 million (US$25.2 million). The fines were reduced as a result of the tobacco processors’, including Agroexpansion’s, cooperation in the DGCOMP investigation. Although a statement of the fines has been released, the full decision of the EC has not yet been issued. Once the full decision is available, DIMON will assess any rights it may have to appeal the fine.

Pending further assessment of the full decision and grounds for appeal, DIMON expects to establish a reserve for the full amount of the fine in the quarter ended September 30, 2004. DIMON does not expect to revise its previously announced guidance regarding underlying net income for the fiscal year ending March 31, 2005, because its calculation of underlying net income consistently excludes gains and charges resulting from unusual transactions or events that are not reflective of its underlying operations, such as the DGCOMP fine.

This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. Risks and uncertainties with respect to the Company’s results of operations include changes in the timing of anticipated shipments, changes in anticipated geographic product sourcing, political instability in sourcing locations, currency and interest rate fluctuations, shifts in the global supply and demand position for the Company’s tobacco products, and the impact of regulation and litigation on the Company’s customers. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K/A for the transition period ended March 31, 2004, and other filings with the Securities and Exchange Commission.

DIMON Incorporated is the world’s second largest dealer of leaf tobacco with operations in more than 30 countries. For more information on DIMON, visit the Company’s website at http://www.dimon.com.